EXHIBIT 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

PAYPAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	0.813% Notes due 2025	457(r)	$213,477,549.28	100%	$213,477,549.28	$110.20 per $1 million	$23,525.23

Fees to Be Paid	Debt	0.972% Notes due 2026	457(r)	$163,666,121.11	100%	$163,666,121.11	$110.20 per $1 million	$18,036.01

Fees to Be Paid	Debt	1.240% Notes due 2028	457(r)	$263,288,977.44	100%	$263,288,977.44	$110.20 per $1 million	$29,014.45

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$640,432,647.83		$70,575.68

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$70,575.68

(1)

¥30,000,000,000 aggregate principal amount of 0.813% Notes due 2025, ¥23,000,000,000 aggregate principal amount of 0.972% Notes due 2026 and ¥37,000,000,000 aggregate principal amount of 1.240% Notes due 2028 will be issued. Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, based on the yen/U.S. dollar exchange rate of ¥140.53 = $1, as reported by the U.S. Federal Reserve on May 26, 2023.